CONTRIBUTION AGREEMENT
                             ----------------------


         AGREEMENT dated as of August 18 , 1998 by and between Epi Sub Inc. ("Epi Sub"), a Delaware corporation and Electropharmacology, Inc., a Delaware corporation (hereinafter referred to as "Epi").

                                   BACKGROUND
                                   ----------


         WHEREAS, EPi Sub is a wholly-owned subsidiary of EPI;


         WHEREAS, EPi desires to contribute to the capital of Epi Sub, and Epi desires to accept as a capital contribution from EPi, all of EPi's right, title and interest in, to and under all of the Contributed Assets (as hereinafter defined), all on the terms and subject to the conditions herein set forth (the "Capital Contribution");

         WHEREAS, in connection with the Capital Contribution, EPi Sub will assume all of the Assumed Liabilities (as hereinafter defined); and

         WHEREAS it is intended that the transfer of the Contributed Assets will qualify as a Section 351 transfer under the Internal Revenue Code of 1986, as amended.

         NOW THEREFORE, in consideration of the mutual promises herein set forth the parties hereto, desiring legally to be bound, hereby agree as follows:

1.       Contribution of Assets:
         ----------------------

         1.1      EPi hereby contributes to the capital of EPi Sub and EPi
                  Sub hereby accepts as a contribution to its capital, all of EPi's right, title and interest, in, to and under all of EPi's Assets other than the Excluded Assets (collectively, the "Contributed Assets"), including, without limitation:

         1.1.1 all of the accounts receivable of EPi as at the Effective Time, which accounts receivable are set forth on Schedule 1.1.1.

         1.1.2 all of the inventory of finished goods, work in process, raw materials and supplies of EPi at the Effective Time, which inventory is set forth in Schedule 1.1.2;

         1.1.3 all machinery, equipment, furniture, fixtures, tools, computer hardware and software, leasehold improvements and other fixed assets of EPi as at the Effective Time, which machinery, equipment, furniture, fixtures, tools, computer hardware and software, leasehold improvements and other fixed assets is set forth on Schedule 1.1.3.

         1.1.4 all of the Proprietary Rights owned or licensed by EPi as at the Effective Time, which Proprietary Rights are set forth on
                  Schedule 1.1.4.

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         1.1.5    all customer orders to which EPi is a party as at the
                  Effective Time (the "Customer Orders");

         1.1.6 all orders for supplies and services to which EPi is a party as the Effective Time (the "Purchase Orders");

         1.1.7 all Permits of EPi (the "Assigned Permits"), a list of which is set forth on Schedule 1.1.7;

         1.1.8 all files, books, records, customer and supplier lists, price lists and other business documents of EPi (the "Books and Records");

         1.1.9 all deposits and prepaid items of EPi, which deposits and prepaid items are set forth on Schedule 1.1.9;

         1.1.10 all contracts to which EPi is a party as at the Effective Time, which contracts are set forth on Schedule 1.1.10 (collectively, the "Assigned Contracts");

         1.1.11 all real property leased by EPi as at the Effective Time (the "Real Property");

         1.1.12   Intentionally Omitted

         1.1.13 the cash in the bank accounts set forth on Schedule 1.1.13 (the "Contributed Cash"); and

         1.1.14 all other assets of any kind of EPi and not otherwise set forth in this Section 1.1, other than the Excluded Assets, including without limitation, the name "EPi", goodwill, telephone numbers and telecopy numbers.

1.2 The Contributed Assets are conveyed to EPi Sub free and clear of all Liabilities and Liens such that after such conveyance, EPi Sub shall have good and marketable title thereto, free and clear of all Liabilities and Liens except to the extent of the Assumed Liabilities.

1.3 The Assets set forth on the Schedules are not an exclusive list of the Contributed Assets and the fact that any Assets that otherwise are within the definition of Contributed Assets are not set forth on a Schedule to this Agreement shall not prevent such Assets from being deemed to be Contributed Assets hereunder.

1.4 Notwithstanding anything in this Agreement to the contrary, the following Assets of EPi shall be excluded from and shall not constitute Contributed Assets (the "Excluded Assets"):

         1.4.1 all assets of EPi being sold to AA Northvale Medical Associates, Inc. ("AA Northvale") pursuant to that Asset Purchase Agreement dated May 27, 1998, by and among EPi, AA Northvale and ADM Tronics Unlimited, Inc. (the "ADM Agreement");

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         1.4.2    EPi's minute books, seals, stock record books, stock
                  certificates and other similar corporate documents; and

         1.4.3    The Assets set forth on Schedule 1.4.3.

1.5 To the extent that any Customer Orders, Purchase Orders, Assigned Permits or Assigned Contracts are not assignable or transferable without the consent or waiver of the issuer thereof or the other party thereto or any third party (including any governmental authority) or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law, EPi shall use its reasonable efforts, and EPi Sub shall reasonably cooperate therewith, to obtain the consents and waivers referred to in this
         Section 1.5. To the extent that any consent or waiver referred to in this Section 1.5 is not obtained by EPi, EPi shall (A) provide to EPi Sub the benefits of any such Customer Orders, Purchase Orders, Assigned Permits or Assigned Contracts; (B) cooperate in any reasonable and lawful arrangement requested by EPi Sub designed to provide such benefits to EPi Sub; and (C) at the request of EPi Sub, enforce for the account of EPi Sub any right of EPi arising from any such Customer Orders, Purchase Orders, Assigned Permits or Assigned Contracts against such issuer or the other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of EPi Sub). To the extent that EPi Sub is provided the benefits pursuant to this Section 1.5 of any such Customer Orders, Purchase Orders, Assigned Permits or Assigned Contracts, EPi Sub shall perform for the benefit of the issuer thereof or the other party or parties thereto, the obligations of EPi thereunder or in connection therewith, but only to the extent that (I) such performance would not result in any default thereunder or in connection therewith and (ii) such obligations would have been Assumed Liabilities, but for the non-assignability or non-transferability thereof.

1.6 To further evidence the contribution of the Contributed Assets by EPi to EPi Sub, EPi shall deliver to EPi Sub:

         1.6.1 a bill of sale, duly executed by EPi, transferring all of EPi's right, title and interest in, to and under the Contributed Assets to EPi Sub, free and clear of all Liabilities and Liens other than the Assumed Liabilities;

         1.6.2    Intentionally Omitted

         1.6.3 a patent assignment, duly executed by EPi, transferring all of EPi's right, title and interest in, to and under the patents set forth on Schedule 1.1.4 to EPi Sub, free and clear of all Liabilities and Liens;

         1.6.4 the Books and Records, which shall be delivered constructively;

         1.6.5    Intentionally Omitted

         1.6.6 assignments of the Assigned Contracts, duly executed by EPi and the other parties thereto;

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         1.6.7    such other good and sufficient instruments of conveyance,
                  assignment and transfer, in form and substance satisfactory to EPi Sub's counsel, as shall be required to vest in EPi Sub good title to the Contributed Assets free and clear of all Liabilities and Liens other than the Assumed Liabilities; and

         1.6.8 All other documents required to be delivered to EPi Sub under the provisions of this Agreement.

1.7 At any time and from time to time, at EPi Sub's request and without further consideration, EPi will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other actions as EPi Sub may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to EPi Sub, and to confirm EPi Sub's title to, all of the Contributed Assets, to put EPi Sub in actual possession and operating control thereof and to assist EPi Sub in exercising all rights with respect thereto.

1.8 The contribution of the Contributed Assets shall be deemed to be effective as of the Effective Time, notwithstanding that any of the instruments referred to in Section 1.6 are not executed and/or delivered and/or filed until after the Effective Date.

2.       Assumption of Liabilities
         -------------------------

         2.1 Subject to and upon the terms and conditions set forth in this Agreement, EPi Sub hereby assumes all of the Liabilities of EPi other than the Excluded Liabilities (collectively, the "Assumed Liabilities"), including, without limitation:

         2.1.1 all of the trade accounts payable of EPi as at the Effective Time, which trade accounts payable are set forth on Schedule
                  2.1.1 (the "Accounts Payable");

         2.1.2 all of EPi Sub's Liabilities under the Customer Orders and the Purchase Orders; and

         2.1.3 all of the EPi Sub's Liabilities under the Assigned Permits and the Assigned Contracts.

2.2 The fact that any Liabilities that otherwise are within the definition of Assumed Liabilities are not set forth on a Schedule to this Agreement shall not prevent such liabilities from being deemed to be Assumed Liabilities hereunder.

2.3 Notwithstanding anything in this Agreement to the contrary, the following liabilities shall be excluded from and shall constitute Assumed Liabilities (the "Excluded Liabilities"):

         2.3.1 all Liabilities of EPi being assumed by AA Northvale pursuant to the ADM Agreement; and

         2.3.2    those Liabilities set forth on Schedule 2.3.2.

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3.       Employees
         ---------

         3.1 EPi hereby transfers to EPi Sub all of the Employees of EPi (the "Transferred Employees"). The Transferred Employees shall include, without limitation, the persons set forth on Schedule
                  3.1. EPi Sub shall assume all of the Liabilities of EPi with respect to the Transferred Employees with effect as of the Effective Time, provided however, that EPi Sub shall not assume any Liabilities of EPi with respect to any employee stock option plans.

         3.2 Until EPi Sub establishes its own employee benefit plans, and at the request of EPi Sub, EPi, to the extent it can reasonably do so, shall provide benefit coverage to the Transferred Employees and any new employees EPi Sub may hire and EPi Sub shall reimburse EPi for all costs incurred by EPi in connection therewith.

4.       Transfer of Contributed Assets and Assumed Liabilities
         ------------------------------------------------------

         EPi acknowledges that pursuant to a Capital Contribution Agreement dated as of June 18, 1998, among EPi, EPi Sub, Gemini Biotech L.P., Krishna Jayaraman, Shashikala Jayaraman and Gemini Biotech Inc. (the "Capital Contribution Agreement") EPi Sub will be contributing the Contributed Assets to Health Technologies L.P. (the "Partnership") and the Partnership will be assuming the Assumed Liabilities. EPi consents to such contribution and assumption. Furthermore, EPi hereby represents and warrants to EPi Sub that the representations and warranties made by EPi and EPi Sub pursuant to Section 5.2 of the Capital Contribution Agreement are true and correct.

5.       Definitions
         -----------

         As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

5.1 "Assets" means all assets, properties and business, real, personal or mixed, tangible or intangible, moveable or immovable, including the goodwill of a person or entity;

5.2 "Contract" means all contracts, agreements, indentures, guarantees, notes, bonds, leases, mortgages, deeds of trust, licenses, franchises, commitments, arrangements, sales orders, purchase orders, warranties to third persons, plans or understandings, whether oral or written, express or implied;

5.3      "Effective Time" means the opening of business on August 18, 1998;

5.4 "Laws" means all laws, statutes, codes, rules, regulations and ordinances of any jurisdiction;

5.5 "Liabilities" means all liabilities, debts and obligations, whether direct or indirect, whether absolute, accrued, contingent or otherwise and whether due or to become due;

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5.6      "Lien" means any lien, pledge, license, mortgage, security interest, claim, lease, charge , condition, restriction, assessment, conditional sales agreement, title retention agreement, hypothec, option, right of first refusal, preemptive right, easement or any other encumbrance whatsoever, whether direct or indirect, contingent, accrued, absolute or otherwise;

5.7 "Permits" means and includes all permits, licenses, concessions, franchises, governmental authorizations and similar rights and privileges; and

5.8 "Proprietary Rights" means all patents, patent applications, patent licenses, trademarks, trademark registrations and applications therefor, service marks, service names, trade names, copyrights, copyright registrations and applications therefor, trade secrets and any other proprietary rights or intellectual property rights, whether domestic or foreign;

6.       Miscellaneous
         -------------

         6.1 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof.

         6.2 Captions. Captions herein are inserted for reference purposes only and shall not affect the interpretation or construction of this Agreement.

         6.3 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         6.4 Amendments. This Agreement may be amended or varied only by a document, in writing, of even or subsequent date hereto, executed by EPi and EPi Sub.

         6.5 Further Assurances. Each party hereto, at their own expense, shall deliver all such further instruments and documents as may reasonably be requested by the other party in order to fully carry out the intent and accomplish the purposes of the transactions referred to therein.

         6.6 Successors and Assigns. The rights and obligations of the parties hereunder shall inure to the benefit of, and be binding and enforceable upon, the respective successors, assigns and transferees of either party.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EPi SUB                                ELECTROPHARMACOLOGY, INC.

By:   s/ Arup Sen                      By:   s/ Arup Sen
      ----------------------                 -------------------------------
         Arup Sen, President                 Arup Sen, Chief Executive
                                             Officer and President

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